EX 99.28(h)(25)

Amendment to Amended And Restated Administration Agreement
between JNL Investors Series Trust and Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and JNL Investors Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Administrator and the Trust entered into an Amended and Restated Administration Agreement dated as of September 28, 2009 (“Agreement”), whereby the Administrator agreed to provide certain administrative services to several separate series of shares (each a “Fund”) of the Trust.

Whereas, the parties have agreed to replace the following sub-sections (“Changes”), as outlined below:

Replace the entire 1.1.6, Reports and Filings, sub-section as follows:

1.1.6 Reports and Filings. Prepare, coordinate and finalize all periodic reports by each Fund to shareholders of such Fund and all reports and filings required to maintain the registration and qualification of the Fund and the Fund’s shares, including the continuous public sale of shares of each Fund, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws;

Replace the entire 9.2. sub-section as follows:

9.2  Except as otherwise provided in this Agreement or in any separate agreement between the parties and except for the accuracy of information furnished to each Fund by the Administrator, each Fund assumes full responsibility for the preparation, contents, filing and distribution of its Prospectus and SAI.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement for the Changes outlined above.

This Amendment may be executed in two or more counterparts which together shall constitute one document.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed as of this 22nd day of November, 2011.

JNL Investors Series Trust	Jackson National Asset Management, LLC

By: /s/ Susan S. Rhee	By: /s/ Mark D. Nerud
Name: Susan S. Rhee	Name: Mark D. Nerud
Title: Vice President, Counsel, and Secretary	Title: President and CEO